July 2009

Pricing Sheet dated July 14, 2009 relating to
Preliminary Terms No. 149 dated July 14, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due December 30, 2009
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JULY 14, 2009
Issuer:	Morgan Stanley
Maturity date:	December 30, 2009
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	July 14, 2009
Original issue date:	July 17, 2009 (3 business days after the pricing date)
Aggregate principal amount:	$4,677,000
Interest:	None
Underlying index:	S&P 500® Index
Payment at maturity per Buffered PLUS:	▪	If the final index value is greater than the initial index value: $1,000 + leveraged upside payment, subject to the maximum payment at maturity
	▪	If the final index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value: $1,000
	▪	If the final index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value:
$1,000 + [$1,000 x (index return + 10%) x downside factor]
This amount will be less than the stated principal amount of $1,000. There is no minimum payment on the notes.
Leveraged upside payment:	$1,000 x leverage factor x index return
Leverage factor:	200%
Buffer amount:	10%
Downside factor:	1.1111
Index return:	(final index value – initial index value) / initial index value
Maximum payment at maturity:	$1,092 per Buffered PLUS (109.20% of the stated principal amount)
Minimum payment at maturity:	None
Initial index value:	905.84, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 22, 2009, subject to adjustment for non-index business days and certain market disruption events.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617482GJ7
ISIN:	US617482GJ76
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1.00	$999.00
Total	$4,677,000	$4,677	$4,672,323
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 149 dated July 14, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.